Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES SECOND QUARTER EARNINGS
AND DECLARES CASH DIVIDEND

CHARLESTON, SOUTH CAROLINA, July 26, 2012 – First Financial Holdings, Inc. (“First Financial,” NASDAQ: FFCH), the holding company for First Federal Bank (“First Federal”), announced today net income available to common shareholders of $11.6 million for the three months ended June 30, 2012, compared with $770 thousand for the three months ended March 31, 2012 and a net loss of $(44.0) million for the three months ended June 30, 2011.  Diluted net income per common share was $0.70 for the quarter ended June 30, 2012, compared with $0.05 for the prior quarter and a net loss of $(2.50) for the same quarter last year.  The quarter ended June 30, 2012 included a $9.0 million after-tax gain on the acquisition of Plantation Federal Bank (“Plantation”) and a $3.1 million after-tax net charge related to repositioning the balance sheet, as described below.  The quarter ended June 30, 2011 included additional provision for loan losses of $40.1 million after-tax related to the bulk loan sale.

For the six months ended June 30, 2012, net income available to common shareholders was $12.4 million, compared with a net loss of $(45.4) million for the same period of 2011.  Diluted net income per common share from continuing operations was $0.75, compared with a net loss of $(2.64) for the first six months of 2011.

“First Financial continues to execute on our strategic priorities and we have completed another eventful and successful quarter,” said R. Wayne Hall, president and chief executive officer of First Financial and First Federal.  “Today we reported our fifth consecutive quarter of increased core operating results.  These results reflect the positive momentum we have generated as a result of the strategic initiatives implemented.  We are pleased with the initial successes of our recent acquisitions and look forward to strengthening our ongoing relationships with our new customers.  We believe that the steps taken this quarter to reposition our balance sheet for the future build on the strategies implemented over the last year and will continue to contribute to improved results for our shareholders.”

Highlights for the Quarter

•
On April 27, 2012, First Federal assumed the deposits and purchased substantially all of the assets of Plantation through a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”).  This transaction included $278.7 million of loans and $419.9 million of deposits, at fair value, in the Greenville and Myrtle Beach, South Carolina markets and resulted in a gain on the acquisition of $14.6 million ($9.0 million after-tax).

•
First Financial also consummated its acquisition of five branches from Liberty Savings Bank, FSB (“Liberty”) in the Hilton Head, South Carolina market during April.  This transaction included $22.2 million of performing loans and $112.9 million of deposits, at fair value.

•
During the second quarter of 2012, First Financial repositioned its balance sheet by selling $203.6 million of mortgage-backed securities and prepaying $125.0 million of Federal Home Loan Bank (“FHLB”) advances.  These actions resulted in a $5.0 million ($3.1 million after-tax) net reduction to earnings for the quarter.

•	Net interest margin remained strong for the quarter ended June 30, 2012 at 4.08%, an increase of 24 basis points over the quarter ended March 31, 2012.
•	Credit metrics remained stable with non-covered nonperforming assets to total assets of 1.45% at June 30, 2012, compared with 1.42% at March 31, 2012.
•
Net charge-offs totaled $6.7 million for the quarter ended June 30, 2012, compared with $9.5 million for the prior quarter, while the provision for loan losses was $4.7 million and $6.7 million for the quarters ended June 30, 2012 and March 31, 2012, respectively.

•
First Financial remains well capitalized at June 30, 2012 with total risk-based capital of 15.16%, Tier 1 risk-based capital of 13.89%, and Tier 1 leverage capital of 9.79%.  Tangible common equity to tangible common assets ratio was 6.47% at quarter end.

Balance Sheet Repositioning

In conjunction with the acquisition strategies completed during the second quarter of 2012, First Financial initiated a number of transactions to better position its balance sheet.  The repositioning is expected to enhance net interest income, noninterest income, and net interest margin in future periods.  First Financial prepaid $125.0 million of long-term FHLB advances with an average rate of 3.15%, incurring a termination charge of $8.5 million ($5.3 million after-tax).  To fund the debt prepayment, mortgage-backed securities totaling $203.6 million with an average yield of 1.79% were sold, generating a $3.5 million ($2.2 million after-tax) gain.  In aggregate, these transactions resulted in a net charge of $3.1 million after-tax, or $(0.19) per common share.  The remaining proceeds from the investment sales will be reinvested during the third quarter of 2012 in assets with higher projected returns for the current interest rate environment and outlook.  First Financial believes the balance sheet repositioning is an economically accretive transaction as the net loss is expected to have a breakeven point of less than two years.  In addition to the future revenue enhancements, deleveraging the balance sheet created capital capacity to support the recent acquisitions.

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 2

Balance Sheet

Total assets at June 30, 2012 were $3.3 billion, an increase of $158.6 million or 5.0% over March 31, 2012 and an increase of $82.6 million or 2.6% over June 30, 2011.  The increases were primarily the result of the Plantation and Liberty acquisitions, partially offset by a decrease in investment securities due to the balance sheet repositioning.  Also partially offsetting the increase over June 30, 2011 was the bulk loan sale executed in October 2011, and the sales of First Southeast Insurance Services Inc. and Kimbrell Insurance Group, Inc., both of which occurred during 2011.

Investment securities at June 30, 2012 totaled $293.4 million, a decrease of $206.9 million or 41.4% from March 31, 2012 and a decrease of $185.2 million or 38.7% from June 30, 2011.  The decreases were primarily the result of the balance sheet repositioning.

The following table summarizes the loan portfolio by major categories.

LOANS (in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Residential loans
Residential 1-4 family	$1,023,800	$972,881	$975,405	$909,907	$895,650
Residential construction	19,601	15,501	15,117	16,431	19,603
Residential land	56,073	40,794	41,612	40,725	42,763
Total residential loans	1,099,474	1,029,176	1,032,134	967,063	958,016

Commercial loans
Commercial business	107,804	88,054	83,814	80,871	80,566
Commercial real estate	555,588	447,339	456,541	471,296	482,315
Commercial construction	17,201	16,289	16,477	15,051	16,037
Commercial land	78,011	54,786	61,238	67,432	70,562
Total commercial loans	758,604	606,468	618,070	634,650	649,480

Consumer loans
Home equity	388,534	347,825	357,270	369,213	379,122
Manufactured housing	276,607	275,845	275,275	276,047	274,192
Marine	59,643	50,458	52,590	55,243	57,406
Other consumer	49,621	45,795	50,118	53,064	53,853
Total consumer loans	774,405	719,923	735,253	753,567	764,573
Total loans	2,632,483	2,355,567	2,385,457	2,355,280	2,372,069
Less: Allowance for loan losses	48,799	50,776	53,524	54,333	55,491
Net loans	$2,583,684	$2,304,791	$2,331,933	$2,300,947	$2,316,578

Total loans at June 30, 2012 increased $276.9 million or 11.8% over March 31, 2012 and increased $260.4 million or 11.0% over June 30, 2011.  The increases were primarily the result of the Plantation and Liberty acquisitions.

The allowance for loan losses was $48.8 million at June 30, 2012 or 1.85% of total loans, compared with $50.8 million or 2.16% of total loans at March 31, 2012 and $55.5 million or 2.34% of total loans at June 30, 2011.  The decrease in the allowance ratio was primarily the result of acquiring loans that are carried at fair value and do not currently have an associated allowance.  Excluding the impact related to the loans acquired during the quarter, the allowance for loan losses to total loans was 2.09% and the decreases were primarily the result of the continued improvement in historical loss factors and stable credit metrics since the bulk loan sale in October 2011.  The allowance for loan losses at June 30, 2012 was 2.06% of loans excluding loans covered under a purchase and assumption loss share agreement (“loss share agreements”) with the FDIC (“covered loans”), and represented 1.23 times coverage of the non-covered nonperforming loans.

At June 30, 2012, loans held for sale totaled $72.4 million, an increase of $20.1 million or 38.3% over March 31, 2012 and a decrease of $11.9 million or 14.1% from June 30, 2011.  The increase over March 31, 2012 was primarily the result of higher levels of residential mortgage loans to be sold in the secondary market due to an expansion of First Federal’s correspondent lending channel.  Secondary market sales generally settle in 45 to 60 days.  Loans held for sale at June 30, 2011 were comprised of $24.0 million in residential mortgage loans awaiting sale in the secondary market and $60.3 million of loans in the bulk loan sale pool.  The decrease from June 30, 2011 was primarily the result of completing the bulk loan sale in October 2011, partially offset by the correspondent lending expansion.

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 3

The FDIC indemnification asset, net at June 30, 2012 was $77.3 million, an increase of $31.0 million or 67.1% over March 31, 2012 and an increase of $18.4 million or 31.2% over June 30, 2011.  The increases were primarily the result of the establishment of a $34.3 million indemnification asset due to the Plantation transaction, as well as normal accretion of the existing indemnification asset, partially offset by the receipt of claims reimbursement from the FDIC.

Other assets totaled $106.0 million at June 30, 2012, an increase of $10.2 million or 10.7% over March 31, 2012 and a decrease of $23.4 million or 18.1% from June 30, 2011.  The increase over March 31, 2012 was primarily the result of $10.2 million of other real estate owned (“OREO”) acquired in the Plantation transaction.  The decrease from June 30, 2011 was primarily the result of current tax adjustments recorded and federal tax refunds received during the twelve month period and a $2.1 million write-down of the state deferred tax asset during the first quarter of 2012 after First Federal’s conversion to a South Carolina state-chartered commercial bank due to a change in South Carolina tax laws for banks versus thrifts.

Core deposits, which include checking, savings, and money market accounts, totaled $1.6 billion at June 30, 2012, an increase of $287.1 million or 22.0% over March 31, 2012 and an increase of $415.6 million or 35.3% over June 30, 2011.  The increases were primarily the result of the Plantation and Liberty transactions as well as the introduction of new retail deposit products and sales process during 2011.  Time deposits at June 30, 2012 totaled $1.1 billion, an increase of $151.6 million or 15.8% over March 31, 2012 and a decrease of $28.2 million or 2.5% from June 30, 2011.  The variances from both prior periods were primarily the result of the Plantation and Liberty transactions, as well as continued planned reductions in maturing high rate retail and wholesale time deposits.

Advances from the FHLB at June 30, 2012 totaled $233.0 million, a decrease of $300.0 million or 56.3% from March 31, 2012 and a decrease of $324.5 million or 58.2% from June 30, 2011.  The decreases were primarily the result of the balance sheet repositioning as well as a shift in funding mix due to the organic growth of core deposits and the acquisition of low-cost deposits from Plantation and Liberty.

Shareholders’ equity at June 30, 2012 was $287.3 million, an increase of $9.2 million or 3.3% over March 31, 2012 and an increase of $20.7 million or 7.8% over June 30, 2011.  The increases were primarily the result of net operating results, partially offset by a reduction in accumulated other comprehensive income related to investment securities valuations during the last twelve months.  Both First Financial’s and First Federal’s regulatory capital ratios are in excess of “well-capitalized” minimums, as presented in the following table.

		For the Quarters Ended
		June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
First Financial
Equity to assets		8.69%	8.84%	8.81%	8.37%	8.27%
Tangible common equity to tangible assets (non-GAAP)		6.47	6.70	6.67	6.27	6.08
Book value per common share		$13.45	$12.89	$12.84	$12.31	$12.20
Tangible book value per common share (non-GAAP)		12.91	12.75	12.69	12.16	11.83
Dividends paid per common share, authorized		0.05	0.05	0.05	0.05	0.05
Common shares outstanding, end of period (000s)		16,527	16,527	16,527	16,527	16,527

	Regulatory Minimum for "Well-Capitalized"
Tier 1 leverage capital ratio1	5.00%	9.79%	10.22%
Tier 1 risk-based capital ratio1	6.00	13.89	14.81
Total risk-based capital ratio1	10.00	15.16	16.08

First Federal2
Leverage capital ratio	5.00%	9.06%	9.00%	8.92%	8.26%	7.48%
Tier 1 risk-based capital ratio	6.00	12.86	13.05	12.35	11.26	10.07
Total risk-based capital ratio	10.00	14.13	14.32	13.61	12.53	11.33

1
The quarter ended March 31, 2012 represented the first period holding company ratios for First Financial were required to be filed with the Federal Reserve Bank included within FR Y-9C, Consolidated Financial Statements for Bank Holding Companies. The capital ratios presented above for the holding company are considered preliminary until the regulatory report is filed with the Federal Reserve Bank.

2
Capital ratios beginning with the quarter ended March 31, 2012 for First Federal Bank are based on reporting requirements for financial institutions filing FFIEC 041, FDIC Consolidated Reports of Condition and Income (the "Call Report"). Prior period ratios are reported based on superseded regulatory requirements previously issued by the Office of Thrift Supervision.

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 4

Asset Quality

The following tables illustrate the trend in quality and risk inherent in the loan portfolio.

DELINQUENT LOANS	June 30, 2012		March 31, 2012		December 31, 2011		September 30, 2011		June 30, 2011
(30-89 days past due) (dollars in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans
Residential 1-4 family	$1,244	0.12%	$1,889	0.19%	$2,986	0.31%	$1,722	0.19%	$1,404	0.16%
Residential construction	---	---	---	---	---	---	---	---	---	---
Residential land	475	0.85	123	0.30	561	1.35	65	0.16	325	0.76
Total residential loans	1,719	0.16	2,012	0.20	3,547	0.34	1,787	0.18	1,729	0.18

Commercial loans
Commercial business	903	0.84	1,677	1.90	908	1.08	868	1.07	2,387	2.96
Commercial real estate	3,014	0.54	3,065	0.69	3,514	0.77	3,394	0.72	2,703	0.56
Commercial construction	---	---	---	---	---	---	595	3.95	---	---
Commercial land	675	0.87	2,271	4.15	1,185	1.94	537	0.80	821	1.16
Total commercial loans	4,592	0.61	7,013	1.16	5,607	0.91	5,394	0.85	5,911	0.91

Consumer loans
Home equity	2,017	0.52	3,315	0.95	4,525	1.27	3,408	0.92	3,266	0.86
Manufactured housing	1,835	0.66	1,502	0.54	3,267	1.19	2,600	0.94	2,298	0.84
Marine	300	0.50	358	0.71	597	1.14	980	1.77	264	0.46
Other consumer	626	1.26	445	0.97	831	1.66	629	1.19	589	1.09
Total consumer loans	4,778	0.62	5,620	0.78	9,220	1.25	7,617	1.01	6,417	0.84
Total delinquent loans	$11,089	0.42%	$14,645	0.62%	$18,374	0.77%	$14,798	0.63%	$14,057	0.59%

Total delinquent loans at June 30, 2012 decreased $3.6 million or 24.3% from March 31, 2012.  The decreases were primarily the result of continued focused collection efforts.  Total delinquent loans at June 30, 2012 included $2.9 million in covered loans, as compared with $3.1 million at March 31, 2012.

	June 30, 2012		March 31, 2012		December 31, 2011		September 30, 2011		June 30, 2011
NONPERFORMING ASSETS (dollars in thousands)	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio	$	% of Portfolio
Residential loans
Residential 1-4 family	$10,460	1.02%	$6,649	0.68%	$4,977	0.51%	$1,595	0.18%	$1,242	0.14%
Residential construction	---	---	---	---	---	---	---	---	---	---
Residential land	1,423	2.54	1,398	3.43	1,448	3.48	1,140	2.80	451	1.05
Total residential loans	11,883	1.08	8,047	0.78	6,425	0.62	2,735	0.28	1,693	0.18

Commercial loans
Commercial business	1,198	1.11	1,931	2.19	3,665	4.37	4,322	5.34	3,664	4.55
Commercial real estate	15,918	2.87	18,474	4.13	17,160	3.76	18,400	3.90	16,396	3.40
Commercial construction	261	1.52	261	1.60	573	3.48	266	1.77	1,451	9.05
Commercial land	4,577	5.87	5,240	9.56	5,232	8.54	6,310	9.36	5,411	7.67
Total commercial loans	21,954	2.89	25,906	4.27	26,630	4.31	29,298	4.62	26,922	4.15

Consumer loans
Home equity	10,636	2.74	9,779	2.81	8,192	2.29	6,871	1.86	9,165	2.42
Manufactured housing	2,197	0.79	2,648	0.96	3,461	1.26	2,922	1.06	2,953	1.08
Marine	29	0.05	63	0.12	246	0.47	47	0.09	94	0.16
Other consumer	306	0.62	131	0.29	224	0.45	127	0.24	129	0.24
Total consumer loans	13,168	1.70	12,621	1.75	12,123	1.65	9,967	1.32	12,341	1.61
Total nonaccrual loans	47,005	1.79	46,574	1.98	45,178	1.89	42,000	1.78	40,956	1.73
Loans 90+ days still accruing	75		51		121		171		76
Restructured loans, still accruing	2,857		3,276		2,411		734		1,535
Total nonperforming loans	49,937	1.90%	49,901	2.12%	47,710	2.00%	42,905	1.82%	42,567	1.79%
Nonperforming loans held for sale	---		---		---		39,412		42,656
Other repossessed assets acquired	28,191		21,818		20,487		26,212		27,812
Total nonperforming assets	$78,128		$71,719		$68,197		$108,529		$113,035

Total nonperforming assets at June 30, 2012 increased $6.4 million or 8.9% over March 31, 2012.  The increase was primarily the result of $10.2 million of OREO acquired as part of the Plantation transaction, which was partially offset by $3.9 million in OREO reductions due to legacy First Federal OREO sales and write-downs.   In addition, the effects of higher nonperforming residential loans due to four accounts totaling $3.1 million and higher nonperforming home equity loans due to two loans totaling $1.2 million were partially by lower nonperforming commercial loans.  Covered nonperforming loans decreased $5.3 million from March 31, 2012 to $10.4 million at June 30, 2012.  Covered OREO totaled $20.0 million at June 30, 2012, an increase of $8.6 million over March 31, 2012.

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 5

Classified loans at June 30, 2012 totaled $113.4 million, essentially unchanged from $114.4 million at March 31, 2012.  Covered classified loans decreased $8.6 million or 29.1% from $29.7 million at March 31, 2012 to $21.1 million at June 30, 2012.  Non-covered classified assets to Tier 1 capital and the allowance for loan losses totaled 26.83% at June 30, 2012, compared with 25.53% at March 31, 2012.

	June 30, 2012		March 31, 2012		December 31, 2011		September 30, 2011		June 30, 2011
NET CHARGE-OFFS (dollars in thousands)	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*	$	% of Portfolio*
Residential loans
Residential 1-4 family	$1,070	0.42%	$507	0.21%	$391	0.16%	$414	0.18%	$12,177	5.28%
Residential construction	---	---	---	---	---	---	---	---	---	---
Residential land	78	0.59	701	6.75	532	5.31	165	1.58	4,099	34.79
Total residential loans	1,148	0.42	1,208	0.47	923	0.37	579	0.24	16,276	6.59

Commercial loans
Commercial business	334	1.34	825	3.60	640	3.22	136	0.69	6,826	30.60
Commercial real estate	715	0.54	1,462	1.30	1,417	1.22	433	0.36	41,022	29.15
Commercial construction	(2)	(0.05)	(2)	(0.05)	(3)	(0.07)	635	16.12	3,067	53.06
Commercial land	723	4.00	1,439	9.87	804	4.94	2,052	12.15	33,995	118.23
Total commercial loans	1,770	0.99	3,724	2.41	2,858	1.83	3,256	2.04	84,910	42.98

Consumer loans
Home equity	2,580	2.71	2,264	2.57	2,955	3.26	4,910	5.28	4,725	4.91
Manufactured housing	666	0.97	1,467	2.13	845	1.23	978	1.42	1,049	1.54
Marine	82	0.60	361	2.83	142	1.05	158	1.12	44	0.30
Other consumer	428	3.48	469	3.90	531	4.09	217	1.61	446	3.28
Total consumer loans	3,756	1.98	4,561	2.51	4,473	2.41	6,263	3.31	6,264	3.26
Total net charge-offs	$6,674	1.04%	$9,493	1.60%	$8,254	1.39%	$10,098	1.71%	$107,450	16.87%

*Represents an annualized rate

The decrease in net charge-offs for the quarter ended June 30, 2012 as compared with the prior quarter was the result of lower charge-offs in all loan categories.

Quarterly Results of Operations

First Financial reported net income from continuing operations of $12.6 million for the three months ended June 30, 2012, compared with $1.7 million for the three months ended March 31, 2012 and a net loss of $(40.3) million for the three months ended June 30, 2011.  The changes in the key components of net income from continuing operations are discussed below.

Net interest income

Net interest margin, on a fully tax-equivalent basis, was 4.08% for the quarter ended June 30, 2012, as compared with 3.84% for the quarter ended March 31, 2012 and 3.83% for the quarter ended June 30, 2011.  The increases over both prior periods were primarily the result of a 14 basis point improvement due to the low-cost core deposits acquired in the Liberty transaction, the balance sheet repositioning, and better performance on the Cape Fear nonperforming loans, as well as a 10 basis point improvement due to the accretion and amortization of purchase accounting adjustments resulting from the Plantation acquisition.

Net interest income for the quarter ended June 30, 2012 was $31.7 million, an increase of $3.5 million or 12.3% over the prior quarter and an increase of $2.3 million or 7.8% over the same quarter last year.  The increases were primarily the result of higher levels of average earning assets from the Plantation and Liberty acquisitions.

Provision for loan losses

After determining what First Financial believes is an adequate allowance for loan losses based on the estimated risk inherent in the loan portfolio, the provision for loan losses is calculated based on the net effect of the change in the allowance for loan losses and net charge-offs.  The provision for loan losses was $4.7 million for the quarter ended June 30, 2012, compared with $6.7 million for the linked quarter and $77.8 million for the same quarter last year.  The decreases from both prior periods were primarily the result of the continued stabilization of historical loss trends and credit metrics through June 30, 2012.  Additionally, the decrease from the same quarter last year was due to an additional provision for loan losses of $65.7 million associated with classifying $155.3 million of portfolio loans to loans held for sale in June 2011.

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 6

Noninterest income

Noninterest income totaled $32.5 million for the quarter ended June 30, 2012, an increase of $19.3 million over the prior quarter and an increase of $21.1 million over the same quarter last year.  The increases were primarily the result of the $14.6 million gain on the acquisition of Plantation, and a $3.5 million gain on the sale of investment securities related to the balance sheet repositioning.  Mortgage and other loan income increased $937 thousand due to a higher volume of residential loans sold into the secondary market during the current quarter as a result of expanding the correspondent lending channel.  Service charges on deposit accounts continue to trend upward due to a higher number of transaction accounts.

In addition to the two gains discussed above, the increase over the same quarter last year was primarily the result of higher service charges on deposit accounts ($576 thousand) due to higher transaction-related revenue from increases in both volume and fees, as well as higher mortgage and other loan income ($2.3 million) due to higher residential mortgage origination levels related to the continued low interest rate environment and the addition of correspondent lenders.

Noninterest expense

Noninterest expense totaled $39.3 million for the quarter ended June 30, 2012, an increase of $10.5 million or 36.7% over the prior quarter and an increase of $10.7 million or 37.2% over the same quarter last year.  The June 30, 2012 quarter included an $8.5 million termination charge on the prepayment of FHLB advances as part of the balance sheet repositioning.  Excluding the termination charge, noninterest expenses for the June 30, 2012 quarter increased $2.0 million or 7.0% over the prior quarter.  Increases in salaries related to severance and retention bonuses, as well as regular salaries, for Plantation associates were substantially offset by lower benefits costs as group insurance claims and other benefits decreased from the linked quarter.  Occupancy costs increased $666 thousand due to expenses associated with closing four unprofitable in-store branches during the quarter.  Professional services increased $385 thousand due primarily to conversion, accounting, consulting, and other expenses related to the Plantation and Liberty acquisitions.  Intangible amortization increased $278 thousand due to establishing intangibles related to the Plantation and Liberty acquisitions.  Other expense increased $906 thousand due to losses related to FNMA put-back charges ($284 thousand), data processing expenses related to the upcoming conversion of Plantation’s systems ($215 thousand), higher travel and training ($160 thousand) related to the Plantation acquisition and certain annual training programs, and timing of franchise fee payments and accruals ($165 thousand).

In addition to the termination charge on FHLB advances and Plantation expenses, the increase from the same quarter of the prior year was related to occupancy costs ($816 thousand), and professional services ($722 thousand), partially offset by lower OREO expenses, net ($666 thousand) and lower goodwill impairment ($630 thousand). The increase in occupancy costs was primarily the result of expenses associated with closing four unprofitable in-store branches during the current quarter, as well as increased property taxes and insurance.  The increase in professional fees was primarily the result of acquisition expenses related to Plantation and Liberty and other strategic initiatives. The decrease in OREO expenses is primarily the result of fewer write-downs of OREO properties, recognition of more gains on the sales of properties, and less OREO related expense.  First Financial wrote-off the goodwill associated with its insurance premium financing operations during the second quarter of 2011.

Income Taxes

The income tax expense for the three months ended June 30, 2012 totaled $7.7 million, an increase of $3.5 million over the linked quarter and an increase of $33.0 million over the same quarter last year.  The quarter ended June 30, 2012 included the establishment of a $5.6 million deferred tax liability related to the gain on the Plantation acquisition.  The quarter ended March 31, 2012 included a $2.1 million write-down of the state deferred tax asset after First Federal’s conversion to a South Carolina state-chartered commercial bank due to a difference in South Carolina tax laws for banks versus thrifts.  In addition, the variances from both prior periods were the result of the change in pre-tax income.

Year-to-Date Results of Operations

First Financial reported net income from continuing operations of $14.3 million for the six months ended June 30, 2012, compared with a net loss of $(41.6) million for the six months ended June 30, 2011.  The changes in the key components of net income from continuing operations are discussed below.

Net interest income

Net interest margin, on a fully tax-equivalent basis, was 3.96% for the six months ended June 30, 2012, as compared with 3.83% for the same period of 2011.  The increase over the same period of 2011 was primarily the result of average rates paid on interest-bearing liabilities declining 34 basis points while interest-earning asset yields declined only 18 basis points. The impact of the acquisitions contributed to the improved margin, as well as organic growth in low-cost core deposits during the twelve month period.

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 7

Net interest income for the six months ended June 30, 2012 was $60.0 million, an increase of $1.3 million or 2.1% over the same period of 2011.  The increase was primarily the result of the Plantation and Liberty transactions.

Provision for loan losses

The provision for loan losses was $11.4 million for the six months ended June 30, 2012, compared with $90.5 million for the same period of 2011.  The decrease was primarily the result of $65.7 million recorded in 2011 related to the   reclassification of loans to loans held for sale, as well as continued stabilization of historical loss trends and credit metrics through June 30, 2012.

Noninterest income

Noninterest income totaled $45.7 million for the six months ended June 30, 2012, an increase of $23.0 million over the same period of 2011.  The increase was primarily the result of the $14.6 million gain on the Plantation acquisition and the $3.5 million gain on the sale of investment securities related to the balance sheet repositioning strategy.  In addition, mortgage and other loan income increased $4.6 million and service charges on deposit accounts increased $1.5 million, as discussed above.

Noninterest expense

Noninterest expense totaled $68.0 million for the six months ended June 30, 2012, an increase of $9.2 million or 15.7% over the same period of 2011.  The increase was primarily the result of the $8.5 million FHLB termination charge related to the balance sheet repositioning strategy.  Other significant variances included higher occupancy costs ($875 thousand), professional services ($827 thousand), other loan expense ($610 thousand), and other expenses ($1.8 million), partially offset by lower salaries and employee benefits ($2.4 million), FDIC insurance and regulatory fees ($587 thousand), and the goodwill impairment ($630 thousand). The increase in other loan expenses was primarily the result of higher foreclosure related expenses, and loan origination and servicing costs.  The increase in other expenses was primarily the result of increases in deposit rewards management expenses ($808 thousand) which resulted from higher customer debit card usage.  The decrease in salaries and employee benefits was primarily the result of compensation agreements entered into during the prior year.  The decrease in FDIC insurance and regulatory fees was primarily the result of the new assessment methodology implemented by the FDIC during 2011.  The variances in the other categories were primarily the result of the factors discussed above in the quarterly analysis.

Income Taxes

The income tax expense for the six months ended June 30, 2012 totaled $12.0 million, an increase of $38.2 million over the prior year.  The increase was primarily the result of the change in pre-tax income, a $2.1 million write-down of the state deferred tax asset in the first quarter of 2012, and the establishment of a $5.6 million deferred tax liability related to the gain on the Plantation acquisition in the second quarter of 2012.

Cash Dividend Declared

On July 26, 2012, First Financial declared a quarterly cash dividend of $12.50 per share on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, payable on August 15, 2012 to preferred shareholders of record as of August 3, 2012.  First Financial also declared a quarterly cash dividend of $0.05 per common share, payable on August 23, 2012 to shareholders of record as of August 9, 2012.

Conference Call

R. Wayne Hall, president and CEO; Blaise B. Bettendorf, EVP and CFO; and Joseph W. Amy, EVP and CCO; will review the quarter’s results in a conference call at 9:00 am (ET), July 27, 2012.  The live audio webcast is available on First Financial’s website at www.firstfinancialholdings.com and will be available for 90 days.

About First Financial

First Financial Holdings, Inc. (“First Financial”, NASDAQ: FFCH) is a Charleston, South Carolina financial services provider with $3.3 billion in total assets as of June 30, 2012.  First Financial offers integrated financial solutions, including personal, business, and wealth management services.  First Federal Bank (“First Federal”), which was founded in 1934 and is the primary subsidiary, serves individuals and businesses throughout coastal South Carolina, Florence, and Greenville, South Carolina, and Wilmington, North Carolina.  First Financial subsidiaries include: First Federal; First Southeast Investor Services, Inc., a registered broker-dealer; and First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor.  First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size.  Additional information about First Financial is available at www.firstfinancialholdings.com.

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 8

Discontinued Operations Financial Statement Presentation

As a result of First Financial’s sales of its insurance agency subsidiary, First Southeast Insurance Services, Inc., which was completed on June 1, 2011, and its managing general insurance agency subsidiary, Kimbrell Insurance Group, Inc., which was completed on September 30, 2011, the financial condition, operating results, and the gain or loss on the sales, net of transaction costs and taxes, for these subsidiaries have been segregated from the financial condition and operating results of First Financial’s continuing operations throughout this release and, as such, are presented as discontinued operations.  While all prior periods have been revised retrospectively to align with this treatment, these changes do not affect First Financial’s reported consolidated financial condition or operating results for any of the prior periods.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release includes non-GAAP financial measures such as the efficiency ratio, the tangible common equity to tangible assets ratio, tangible common book value per share, and pre-tax pre-provision earnings.  First Financial believes these non-GAAP financial measures provide additional information that is useful to investors in understanding its underlying performance, business, and performance trends and such measures help facilitate performance comparisons with others in the banking industry.  Non-GAAP measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Readers should be aware of these limitations and should be cautious to their use of such measures.  To mitigate these limitations, First Financial has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that its performance is properly reflected to facilitate consistent period-to-period comparisons.  Although management believes the above non-GAAP financial measures enhance investors’ understanding of First Financial’s business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation used in the efficiency ratio.

First Financial believes the exclusion of goodwill and other intangible assets facilitates the comparison of results for ongoing business operations.  The tangible common equity (“TCE”) ratio and tangible book value per common share (“TBV”) have become a focus of some investors, analysts and banking regulators.  Management believes these measures may assist investors in analyzing First Financial’s capital position absent the effects of intangible assets and preferred stock.  Because TCE and TBV are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures.  However, analysts and banking regulators may assess First Financial’s capital adequacy using TCE or TBV, therefore, management believes that it is useful to provide investors the ability to assess its capital adequacy on the same basis.

First Financial believes that pre-tax, pre-provision earnings are a useful measure in assessing its core operating performance, particularly during times of economic stress.  This measurement, as defined by management, represents total revenue (net interest income plus noninterest income) less noninterest expense.  As recent results for the banking industry demonstrate, credit write-downs, loan charge-offs, and related provisions for loan losses can vary significantly from period to period, making a measure that helps isolate the impact of credit costs on profitability important to investors.

Please refer to the Selected Financial Information table and the Non-GAAP Reconciliation table later in this release for additional information.

Forward-Looking Statements

Statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” or “could” constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements regarding First Financial’s future financial and operating results, plans, objectives, expectations and intentions involve risks and uncertainties, many of which are beyond First Financial’s control or are subject to change.  No forward-looking statement is a guarantee of future performance and actual results could differ materially from those anticipated by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the general business environment, general economic conditions nationally and in the States of North and South Carolina, interest rates, the North and South Carolina real estate markets, the demand for

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 9

mortgage loans, the credit risk of lending activities, including changes in the level and trend of delinquent and nonperforming loans and charge-offs, changes in First Federal’s allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and real estate markets; results of examinations by banking regulators, including the possibility that any such regulatory authority may, among other things, require First Federal to increase its allowance for loan losses, write-down assets, change First Federal’s regulatory capital position or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect liquidity and earnings; First Financial’s ability to control operating costs and expenses, First Financial’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel acquired or may in the future acquire into its operations and its ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto, competitive conditions between banks and non-bank financial services providers, and regulatory changes including the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Other risks are also detailed in First Financial’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website www.sec.gov. Other factors not currently anticipated may also materially and adversely affect First Financial’s results of operations, financial position, and cash flows.  There can be no assurance that future results will meet expectations.  While First Financial believes that the forward-looking statements in this release are reasonable, the reader should not place undue reliance on any forward-looking statement.  In addition, these statements speak only as of the date made.  First Financial does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 10

FIRST FINANCIAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

ASSETS
Cash and due from banks	$62,831	$57,645	$61,400	$54,307	$60,905
Interest-bearing deposits with banks	7,270	5,879	15,275	31,630	4,094
Total cash and cash equivalents	70,101	63,524	76,675	85,937	64,999
Investment securities
Securities available for sale, at fair value	244,059	442,531	404,550	412,108	418,967
Securities held to maturity, at amortized cost	20,014	19,835	20,486	21,671	21,977
Nonmarketable securities	29,327	37,965	32,694	35,782	37,626
Total investment securities	293,400	500,331	457,730	469,561	478,570
Loans	2,632,483	2,355,567	2,385,457	2,355,280	2,372,069
Less: Allowance for loan losses	48,799	50,776	53,524	54,333	55,491
Net loans	2,583,684	2,304,791	2,331,933	2,300,947	2,316,578
Loans held for sale	72,402	52,339	48,303	94,872	84,288
FDIC indemnification asset, net	77,311	46,272	51,021	50,465	58,926
Premises and equipment, net	82,394	80,237	79,979	80,477	81,001
Other intangible assets, net	8,931	2,310	2,401	2,491	2,571
Bank owned life insurance	10,000	---	---	---	---
Other assets	105,951	95,734	98,922	121,560	129,332
Assets of discontinued operations	---	---	---	---	5,279
Total assets	$3,304,174	$3,145,538	$3,146,964	$3,206,310	$3,221,544

LIABILITIES
Deposits
Noninterest-bearing checking	$359,553	$308,007	$279,519	$279,151	$234,478
Interest-bearing checking	502,530	435,063	429,698	440,377	437,179
Savings and money market	731,428	563,344	522,496	505,059	506,236
Retail time deposits	934,245	753,481	791,544	824,875	854,202
Wholesale time deposits	175,446	204,594	215,941	253,395	283,650
Total deposits	2,703,202	2,264,489	2,239,198	2,302,857	2,315,745
Advances from FHLB	233,000	533,000	561,000	558,000	557,500
Long-term debt	47,204	47,204	47,204	47,204	47,204
Other liabilities	33,504	22,802	22,384	29,743	29,432
Liabilities of discontinued operations	---	---	---	---	5,099
Total liabilities	3,016,910	2,867,495	2,869,786	2,937,804	2,954,980

SHAREHOLDERS' EQUITY
Preferred stock	1	1	1	1	1
Common stock	215	215	215	215	215
Additional paid-in capital	196,409	196,204	196,002	195,790	195,597
Treasury stock, at cost	(103,563)	(103,563)	(103,563)	(103,563)	(103,563)
Retained earnings	198,100	187,311	187,367	173,587	174,300
Accumulated other comprehensive (loss) income	(3,898)	(2,125)	(2,844)	2,476	14
Total shareholders’ equity	287,264	278,043	277,178	268,506	266,564
Total liabilities and shareholders' equity	$3,304,174	$3,145,538	$3,146,964	$3,206,310	$3,221,544

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 11

FIRST FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended					Six Months Ended
(in thousands, except per share data)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	June 30, 2012	June 30, 2011

INTEREST INCOME
Interest and fees on loans	$35,643	$32,476	$33,460	$33,828	$34,497	$68,119	$69,341
Interest and dividends on investments	3,538	3,867	3,859	4,390	4,527	7,405	9,301
Other	162	16	293	338	448	178	1,014
Total interest income	39,343	36,359	37,612	38,556	39,472	75,702	79,656
INTEREST EXPENSE
Interest on deposits	3,981	3,951	4,554	5,323	5,929	7,932	12,808
Interest on borrowed money	3,649	4,156	4,159	4,169	4,127	7,805	8,145
Total interest expense	7,630	8,107	8,713	9,492	10,056	15,737	20,953
NET INTEREST INCOME	31,713	28,252	28,899	29,064	29,416	59,965	58,703
Provision for loan losses	4,697	6,745	7,445	8,940	77,803	11,442	90,478
Net interest income (loss) after provision for loan losses	27,016	21,507	21,454	20,124	(48,387)	48,523	(31,775)
NONINTEREST INCOME
Service charges on deposit accounts	7,558	7,302	7,099	7,196	6,982	14,860	13,363
Mortgage and other loan income	4,372	3,435	2,681	2,743	2,051	7,807	3,175
Trust and plan administration	1,078	1,081	1,192	1,333	1,116	2,159	2,228
Brokerage fees	875	664	532	588	657	1,539	1,323
Other	699	769	650	647	670	1,468	1,345
Other-than-temporary impairment on investment securities	(145)	(69)	(180)	(169)	(54)	(214)	(176)
Gain on acquisition	14,550	---	---	---	---	14,550	---
Gain on sale of investment securities	3,543	---	---	---	---	3,543	1,419
Gain on sold loan pool, net	---	---	20,796	1,900	---	---	---
Total noninterest income	32,530	13,182	32,770	14,238	11,422	45,712	22,677
NONINTEREST EXPENSE
Salaries and employee benefits	15,212	15,142	14,511	14,672	15,373	30,354	32,769
Occupancy costs	2,933	2,267	2,144	2,188	2,117	5,200	4,325
Furniture and equipment	1,893	1,809	1,870	1,725	1,769	3,702	3,594
Other real estate owned, net	134	530	1,541	3,115	800	664	667
FDIC insurance and regulatory fees	761	986	830	576	850	1,747	2,334
Professional services	1,816	1,431	1,019	1,521	1,094	3,247	2,420
Advertising and marketing	972	656	792	868	810	1,628	1,803
Other loan expense	1,283	1,351	1,043	990	1,099	2,634	2,024
Intangible amortization	368	90	90	79	82	458	164
Other expense	5,353	4,447	5,046	3,854	3,976	9,800	8,015
FHLB prepayment penalty	8,525	---	---	---	---	8,525	---
Goodwill impairment	---	---	---	---	630	---	630
Total noninterest expense	39,250	28,709	28,886	29,588	28,600	67,959	58,745
Income (loss) from continuing operations before taxes	20,296	5,980	25,338	4,774	(65,565)	26,276	(67,843)
Income tax expense (benefit) from continuing operations	7,712	4,241	9,766	1,893	(25,288)	11,953	(26,201)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	12,584	1,739	15,572	2,881	(40,277)	14,323	(41,642)
Loss from discontinued operations, net of tax	---	---	---	(1,804)	(2,724)	---	(1,789)
NET INCOME (LOSS)	$12,584	$1,739	$15,572	$1,077	$(43,001)	$14,323	$(43,431)
Preferred stock dividends	812	813	813	813	813	1,625	1,625
Accretion on preferred stock discount	158	156	153	151	149	314	295
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$11,614	$770	$14,606	$113	$(43,963)	$12,384	$(45,351)

Net income (loss) per common share from continuing operations
Basic	$0.70	$0.05	$0.88	$0.12	$(2.50)	$0.75	$(2.64)
Diluted	0.70	0.05	0.88	0.12	(2.50)	0.75	(2.64)

Net loss per common share from discontinued operations
Basic	---	---	---	(0.11)	(0.16)	---	(0.11)
Diluted	---	---	---	(0.11)	(0.16)	---	(0.11)

Net income (loss) per common share
Basic	0.70	0.05	0.88	0.01	(2.66)	0.75	(2.74)
Diluted	0.70	0.05	0.88	0.01	(2.66)	0.75	(2.74)

Average common shares outstanding
Basic	16,527	16,527	16,527	16,527	16,527	16,527	16,527
Diluted	16,528	16,528	16,527	16,527	16,527	16,528	16,527

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 12

FIRST FINANCIAL HOLDINGS, INC.
NET INTEREST MARGIN ANALYSIS (Unaudited)
	For the Quarters Ended
(dollars in thousands)	June 30, 2012			June 30, 2011			Change in
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Basis Points
Earning assets
Interest-bearing deposits with banks	$10,191	$19	0.75%	$4,258	$1	0.09%	$5,933	$18	66
Investment securities1	443,181	3,538	3.40	464,277	4,527	4.04	(21,096)	(989)	(64)
Loans2	2,619,409	35,643	5.46	2,566,827	34,497	5.39	52,582	1,146	7
FDIC indemnification asset	69,816	143	0.82	61,261	447	2.93	8,555	(304)	(211)
Total earning assets	3,142,597	39,343	5.05	3,096,623	39,472	5.13	45,974	(129)	(8)
Interest-bearing liabilities
Deposits	2,254,290	3,981	0.71	2,116,276	5,929	1.12	138,014	(1,948)	(41)
Borrowings	428,505	3,649	3.43	593,103	4,127	2.79	(164,598)	(478)	64
Total interest-bearing liabilities	2,682,795	7,630	1.14	2,709,379	10,056	1.49	(26,584)	(2,426)	(35)

Net interest income		$31,713			$29,416			$2,297

Net interest margin			4.08%			3.83%			25

1
Interest income used in the average rate calculation includes the tax equivalent adjustment of $226 thousand, and $144 thousand for the quarters ended June 30, 2012 and 2011, respectively, calculated based on a federal tax rate of 35%.

2	Average loans include loans held for sale and nonaccrual loans. Loan fees, which are not material for any of the periods, have been included in loan interest income for the rate calculation.

	For the Six Months Ended
(dollars in thousands)	June 30, 2012			June 30, 2011			Change in
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Basis Points
Earning Assets
Interest-bearing deposits with banks	$9,337	$20	0.43%	$4,996	$3	0.12%	$4,341	$17	31
Investment securities1	466,769	7,405	3.35	450,002	9,301	4.27	16,767	(1,896)	(92)
Loans2	2,519,705	68,119	5.43	2,587,000	69,341	5.39	(67,295)	(1,222)	4
FDIC indemnification asset	59,295	158	0.54	63,461	1,011	3.21	(4,166)	(853)	(267)
Total Earning Assets	3,055,106	75,702	5.00	3,105,459	79,656	5.18	(50,353)	(3,954)	(18)
Interest-bearing liabilities
Deposits	2,099,364	7,932	0.76	2,144,164	12,808	1.20	(44,800)	(4,876)	(44)
Borrowings	519,085	7,805	3.02	574,520	8,145	2.86	(55,435)	(340)	16
Total interest-bearing liabilities	2,618,449	15,737	1.21	2,718,684	20,953	1.55	(100,235)	(5,216)	(34)

Net interest income		$59,965			$58,703			$1,262

Net interest margin			3.96%			3.83%			13

1
Interest income used in the average rate calculation includes the tax equivalent adjustment of $408 thousand, and $288 thousand for the six months ended June 30, 2012, and 2011, respectively, calculated based on a federal tax rate of 35%.

2	Average loans include loans held for sale and nonaccrual loans. Loan fees, which are not material for any of the periods, have been included in loan interest income for the rate calculation.

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 13

FIRST FINANCIAL HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION (Unaudited)	For the Quarters Ended
(dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Average for the Quarter
Total assets	$3,339,705	$3,151,385	$3,153,286	$3,201,416	$3,294,350
Investment securities	443,181	490,356	469,925	468,360	464,277
Loans	2,619,409	2,420,000	2,428,743	2,442,071	2,566,827
Allowance for loan losses	50,547	52,282	54,178	55,503	81,025
Deposits	2,596,642	2,228,613	2,272,035	2,302,518	2,360,572
Borrowings	428,505	609,665	565,114	595,508	593,103
Shareholders' equity	285,672	277,390	279,066	267,404	302,996

Performance Metrics from Continuing Operations
Return on average assets	1.51%	0.22%	1.98%	0.36%	(4.89)%
Return on average shareholders' equity	17.62	2.51	22.32	4.31	(53.17)
Net interest margin (FTE)1	4.08	3.84	3.91	3.87	3.83
Efficiency ratio (non-GAAP)	84.37	68.87	70.12	70.90	69.69
Pre-tax pre-provision earnings (non-GAAP)	$24,993	$12,725	$32,783	$13,714	$12,238

Performance Metrics From Consolidated Operations
Return on average assets	1.51%	0.22%	1.98%	0.13%	(5.22)%
Return on average shareholders' equity	17.62	2.51	22.32	1.61	(56.77)

Asset Quality Metrics
Allowance for loan losses as a percent of loans	1.85%	2.16%	2.24%	2.31%	2.34%
Allowance for loan losses as a percent of nonperforming loans	97.72	101.75	112.19	126.64	130.36
Nonperforming loans as a percent of loans	1.90	2.12	2.00	1.82	1.79
Nonperforming assets as a percent of loans and other repossessed assets acquired2	2.94	3.02	2.83	4.48	4.63
Nonperforming assets as a percent of total assets	2.36	2.28	2.17	3.38	3.51
Net loans charged-off as a percent of average loans (annualized)	1.04	1.60	1.39	1.71	16.87
Net loans charged-off	$6,674	$9,493	$8,254	$10,098	$107,450

Asset Quality Metrics Excluding Covered Loans
Allowance for loan losses as a percent of non-covered loans	2.06%	2.28%	2.39%	2.47%	2.51%
Allowance for loan losses as a percent of non-covered nonperforming loans	123.61	148.22	177.35	227.09	216.35
Nonperforming loans as a percent of non-covered loans	1.67	1.54	1.34	1.09	1.16
Nonperforming assets as a percent of non-covered loans and other repossessed assets acquired2	2.01	2.00	1.91	3.58	3.91
Nonperforming assets as a percent of total assets	1.45	1.42	1.37	2.52	2.76

1	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a federal tax rate of 35%.
2	Nonperforming loans held for sale in the amount of $39,412, and $42,656 thousand is included in loans at September 30, 2011 and June 30, 2011, respectively.

First Financial Holdings, Inc. June 30, 2012 Earnings Release	Page 14

FIRST FINANCIAL HOLDINGS, INC.
NON-GAAP RECONCILIATION (UNAUDITED)	For the Quarters Ended
(dollars in thousands, except per share data)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Efficiency Ratio from Continuing Operations
Net interest income (A)	$31,713	$28,252	$28,899	$29,064	$29,416
Taxable equivalent adjustment (B)	226	182	145	159	144
Noninterest income (C)	32,530	13,182	32,770	14,238	11,422
Gain on sold loan pool, net (D)	---	---	20,796	1,900	---
Gain on acquisition (E)	14,550	---	---	---	---
Net securities gains (losses) (F)	3,398	(69)	(180)	(169)	(54)
Noninterest expense (G)	39,250	28,709	28,886	29,588	28,600
Efficiency Ratio: G/(A+B+C-D-E-F) (non-GAAP)	84.37%	68.87%	70.12%	70.90%	69.69%

Tangible Assets and Tangible Common Equity
Total assets	$3,304,174	$3,145,538	$3,146,964	$3,206,310	$3,221,544
Goodwill1	---	---	---	---	(3,250)
Other intangible assets, net2	(8,931)	(2,310)	(2,401)	(2,491)	(2,776)
Tangible assets (non-GAAP)	$3,295,243	$3,143,228	$3,144,563	$3,203,819	$3,215,518

Total shareholders' equity	$287,264	$278,043	$277,178	$268,506	$266,564
Preferred stock	(65,000)	(65,000)	(65,000)	(65,000)	(65,000)
Goodwill1	---	---	---	---	(3,250)
Other intangible assets, net2	(8,931)	(2,310)	(2,401)	(2,491)	(2,776)
Tangible common equity (non-GAAP)	$213,333	$210,733	$209,777	$201,015	$195,538

Shares outstanding, end of period (000s)	16,527	16,527	16,527	16,527	16,527

Tangible common equity to tangible assets (non-GAAP)	6.47%	6.70%	6.67%	6.27%	6.08%
Book value per common share	$13.45	$12.89	$12.84	$12.31	$12.20
Tangible book value per common share (non-GAAP)	12.91	12.75	12.69	12.16	11.83

Pre-tax Pre-provision Earnings from Continuing Operations
Income (loss) before income taxes	$20,296	$5,980	$25,338	$4,774	$(65,565)
Provision for loan losses	4,697	6,745	7,445	8,940	77,803
Pre-tax pre-provision earnings (non-GAAP)	$24,993	$12,725	$32,783	$13,714	$12,238

1	Goodwill represents goodwill for Continuing Operations, as shown on the balance sheet, and includes goodwill for Discontinued Operations of $3,250 for the quarter ended June 30, 2011.
2
Intangible assets represents intangible assets for Continuing Operations, as shown on the balance sheet, and includes intangible assets for Discontinued Operations of $205 for the quarter ended June 30, 2011.

Contact
First Financial Holdings, Inc.
Blaise B. Bettendorf
Executive Vice President and Chief Financial Officer
(843) 529-5931 or (843) 529-5456
investorrelations@firstfinancialholdings.com
bbettendorf@firstfinancialholdings.com